Exhibit 11:
                             TranSwitch Corporation
                    Computation of Earnings per Share (1)(2)
                                   (Unaudited)
                      (in thousands, except per share data)

                                                  Three Months Ended      Nine Months Ended
                                                    September 30,           September 30,
                                                   2000        1999       2000         1999
                                                   ----        ----       ----         ----
Basic earnings per share:
  Net income                                     $ 9,135     $ 9,957     $23,561     $17,759
                                                 =======     =======     =======     =======
  Weighted average number of common shares
   outstanding during the period                  82,151      78,119      81,134      75,749
                                                 -------     -------     -------     -------

  Basic earnings per share                       $  0.11     $  0.13     $  0.29     $  0.23
                                                 =======     =======     =======     =======


Diluted earnings per share:
  Net income                                     $ 9,135     $ 9,957     $23,561     $17,759
  Interest on convertible debt, net of tax           621        --           621        --
                                                 -------     -------     -------     -------
  Adjusted net income                            $ 9,756     $ 9,957     $24,182     $17,759
                                                 =======     =======     =======     =======
  Weighted average number of common shares
   outstanding during the period                  82,151      78,119      81,134      75,749

  Common stock issuable with respect to:
  Conversion of notes                              2,476        --           825        --
  Stock options                                    6,666       6,286       6,230       6,727
                                                 -------     -------     -------     -------

  Adjusted weighted average number of shares      91,293      84,405      88,189      82,476
   outstanding during the period                 =======     =======     =======     =======

  Diluted earnings per share                     $  0.11     $  0.12     $  0.27     $  0.22
                                                 =======     =======     =======     =======

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(1)  This exhibit should be read in connection with "Consolidated Statement of
     Stockholders' Equity" in Note 6 of Notes to Unaudited Consolidated Financial Statements.
(2) Share and per share data reflect the three-for-two stock split effective June 8, 1999, the three-for-two stock split effective January 10, 2000, and the two-for-one stock split effective August 10, 2000. All share and per share amounts have been retroactively restated for these stock splits.